PDI CONTACT:                                                                                               INVESTOR CONTACTS:
Jeffrey E. Smith                                                                                                  Lippert/Heilshorn & Associates, Inc.
Chief Executive Officer                                                                                                                     Kim Sutton Golodetz (kgolodetz@lhai.com)
(201) 258-8451                                                                                         (212) 838-3777
jesmith@pdi-inc.com                                                                                                                        Bruce Voss (bvoss@lhai.com)
www.pdi-inc.com                                                                                                                              (310) 691-7100

PDI Reports Third Quarter Financial Results, Provides Business Update

Company is Well-Capitalized to Continue Implementing Strategic Plan
Conference Call Begins Today at 5:00 p.m. Eastern Time

SADDLE RIVER, N.J. (November 6, 2008) – PDI, Inc. (NASDAQ: PDII), a provider of commercialization services to the biopharmaceutical industry, today announced financial results for the three and nine months ended September 30, 2008, and provided a business update.

Summary financial results were:

	For the three-month period			For the nine-month period
	ended September 30 *			ended September 30 *
					$		$
	2008	2007	Change	2008	2007		Change
Revenue, net	$24.5	$24.0	$0.5	$87.1		$84.6		$2.5
Gross profit	$0.4	$5.8	$(5.4)	$12.7		$21.9		$(9.2)
Operating expense	$10.0	$11.0	$(1.0)	$31.9		$33.3		$(1.4)
Operating loss	$(9.6)	$(5.3)	$(4.3)	$(19.2)		$(11.4)		$(7.8)
Other income, net	$0.6	$1.5	$(0.9)	$2.6		$4.4		$(1.8)
Net loss	$(9.0)	$(4.1)	$(4.9)	$(17.5)		$(8.5)		$(9.0)

Loss per share	$(0.64)	$(0.29)	$(0.35)	$(1.25)		$(0.61)		$(0.64)

*	Unaudited - $'s in millions except per share information.

Financial Overview – Third Quarter 2008

Revenue – Overall net revenue of $24.5 million in the third quarter of 2008 was 2% higher than the third quarter of 2007.  Sales Services segment revenue for 2008 was $3.1 million, or 18% higher than 2007, primarily as a result of increases in the Company’s Select Access™ PDI ON DEMAND service offerings.  Marketing Services segment revenue was lower in 2008 by $2.6 million as a result of the continued softness in the market for these types of services overall and the curtailment

or postponement of certain projects by certain major customers specifically within the Pharmakon business unit.   There was no revenue recorded in the Company’s new Product Commercialization segment during the third quarter of 2008.

Gross profit – Gross profit declined in the third quarter of 2008 primarily as a result of the $4.1 million of expenses (with no corresponding revenue) attributable to the ramp-up of the Company’s first promotional program within its Product Commercialization segment.  Sales Services gross profit was essentially flat compared to 2007, while Marketing Services gross profit was lower, primarily related to lower revenue.

Operating expenses – Total operating expenses were lower in the third quarter of 2008 compared with the prior year period due to a combination of lower compensation related expenses and lower other SG&A expenses. Compensation expense was lower in 2008 primarily as a result of a decrease in incentive compensation accruals due to 2008 overall and business unit performance. Other SG&A was lower in 2008 due primarily to the Company’s ongoing cost reduction initiatives.

Operating loss – The increase of $4.3 million in the operating loss to $9.6 million for the third quarter of 2008 compared with 2007 is largely due to the operating loss of $4.8 million related to the start-up of the Company’s first promotional program within the Product Commercialization segment. Sales Services improved operating income in 2008 by $1.6 million but this improvement was offset by an increase in the operating loss in Marketing Services of $1.1 million.

Liquidity and cash flow – Cash, cash equivalents and short-term investments as of September 30, 2008 were $99.9 million, a $2.7 million decrease from June 30, 2008 and a $7.1 million decrease from December 31, 2007.  These decreases were primarily attributable to expenses relating to the commencement of the Company’s first promotional program within its Product Commercialization segment.  As of September 30, 2008, the Company was invested almost exclusively in U.S. treasury securities.  In 2008 for the third quarter and for the nine months, the Company did not lose any principal from investing activities and was not required to reclassify any investments to long term due to liquidity concerns.   As of September 30, 2008 the Company had no commercial debt.

Commentary

John P. Dugan, Chairman of the Board of Directors of PDI said, “For the third quarter of 2008, including expenses related to  our Product Commercialization initiative of $4.8 million, we incurred a net loss of $9.0 million, or $0.64 per share.   Overall revenue increased, driven by an 18% increase in Sales Services revenue, with PDI ON DEMAND services the major contributor. We note an improving trend in Sales Services opportunities, especially in specialty areas and for PDI ON DEMAND-type services.  The pipeline of potential Sales Services opportunities has increased significantly since the end of the second quarter. However, because the vast majority of these opportunities would not begin until 2009, fourth quarter Sales Services revenue is likely to  approximate third quarter levels.  Marketing Services revenue was down for the quarter due to a continued overall slow down in spending for these types of services by pharmaceutical companies and cut backs and postponements of committed projects by two large customers of our Pharmakon business unit. In the third quarter, we launched a broadening of service capabilities at TVG, our market research and consulting business, and shortly thereafter won the largest single project this business unit has ever received ($1.0 million value). Notwithstanding this important project, due to the other factors discussed that are impacting this segment, we expect total Marketing Services revenue to be largely unchanged relative to the third quarter of this year.

“We have not yet recognized any revenue from our sales efforts with Elidel® as part of our new Product Commercialization initiative, which began in the second quarter of 2008,” Mr. Dugan added. During the launch period in the second and third quarters, promotional response was slower than originally anticipated as we worked to revitalize relationships with physicians, refine our sales targeting and develop new marketing campaigns. We believe these activities have positioned the product well for the fourth quarter and the start of the eczema season. With these elements in place,  we believe that fourth quarter performance should provide us with a better indication of the  potential of this initiative for PDI. However, due to the extended launch period for this program, we currently do not expect to recognize any revenue from this initiative  in the fourth quarter.

“We finished the quarter with approximately $100 million in cash and short term investments and no commercial debt. PDI continues to be very judicious in its use and management of cash, which affords us significant flexibility in running our business,” Mr. Dugan added.

“I am very pleased to report that we have made excellent progress in our search for a new chief executive officer.  The Board of Directors has interviewed a number of highly-qualified candidates, and we believe that we are ahead of our original timetable,” Mr. Dugan concluded.

Conference Call

PDI will hold a conference call and webcast today beginning at 5:00 p.m. Eastern time to discuss this announcement and to answer questions.  The webcast will be accessible through the Investor Relations section of PDI's website at www.pdi-inc.com, and will be archived on the website for future on-demand replay.

Alternatively, the call can be accessed by dialing (877) 815-7177 from the U.S. or (706) 634-1178 from outside the U.S.  A telephone replay will be available from 7:00 p.m. Eastern time on November 6, 2008 through 11:59 p.m. Eastern time on November 8, 2008 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 71909916.

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales, marketing and commercialization expertise.

PDI currently operates in three business segments: Sales Services, Marketing Services and Product Commercialization.  Our sales services include Performance Sales Teams™, which are dedicated pharmaceutical sales force teams for specific customers; Select Access™, our targeted sales solution that leverages an existing sales force and infrastructure; and PDI ON DEMAND, a suite of innovative sales services that provide rapid, customized sales force solutions tailored to meet the local, regional and seasonal needs of our customers.  Our marketing services include marketing research and consulting services through TVG, and medical communications services through Pharmakon.  In addition, PDI is a high-quality provider of continuing medical education programs through Vital Issues in Medicine (VIM®).  Our product commercialization solutions leverage our considerable sales and marketing expertise to manage products throughout their lifecycles, enabling us to maximize profitable brand growth.  PDI's experience extends across multiple therapeutic categories and includes office- and hospital-based initiatives.

For more information, please visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control.  These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI’s actual results to be materially different from those expressed or implied by any forward-looking statement.  Such factors include, but are not limited to: changes in outsourcing trends or a reduction in promotional, marketing and sales expenditures in the pharmaceutical, biotechnology and life sciences industries; the loss of one or more significant clients or a material reduction in service revenues from such clients; the ability to fund and successfully implement PDI’s long-term strategic plan; the ability to successfully develop product commercialization opportunities; PDI’s ability to generate sufficient revenue from product commercialization opportunities that PDI pursues to offset the costs and expenses associated with implementing and maintaining these types of programs; the ability to successfully identify, complete and integrate any future acquisitions and the effects of any such acquisitions on PDI’s ongoing business; the ability to meet performance goals in incentive-based and revenue sharing arrangements with clients; competition in PDI’s industry; the ability to attract and retain qualified sales representatives and other key employees and management personnel; product liability claims against PDI; changes in laws and healthcare regulations applicable to PDI’s industry or PDI’s, or its clients’, failure to comply with such laws and regulations; volatility of PDI’s stock price and fluctuations in its quarterly revenues and earnings; potential liabilities associated with insurance claims; failure of, or significant interruption to, the operation of its information technology and communications systems; and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2007, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
                                                         (Tables to Follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue, net	$24,496	$23,969	$87,124	$84,555
Cost of services	24,084	18,203	74,423	62,664
Gross profit	412	5,766	12,701	21,891

Compensation expense	5,696	5,861	19,006	18,287
Other selling, general and administrative expenses	4,305	5,155	12,892	14,985
Total operating expenses	10,001	11,016	31,898	33,272

Operating loss	(9,589)	(5,250)	(19,197)	(11,381)

Other income, net	629	1,488	2,579	4,425
Loss before income tax	(8,960)	(3,762)	(16,618)	(6,956)
Provision for income tax	44	295	923	1,499

Net loss	$(9,004)	$(4,057)	$(17,541)	$(8,455)

Loss per share of common stock:
Basic	$(0.64)	$(0.29)	$(1.25)	$(0.61)
Diluted	(0.64)	(0.29)	(1.25)	(0.61)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,026	13,956	13,994	13,932
Diluted	14,026	13,956	13,994	13,932

Segment Data
(in thousands)

	Sales	Marketing	Product
	Services	Services	Commercialization	Consolidated
Three months ended September 30, 2008:
Revenue	$19,979	$4,517	$-	$24,496
Gross profit	2,831	1,710	(4,129)	412
Gross profit %	14.2%	37.9%		1.7%

Three months ended September 30, 2007:
Revenue	$16,890	$7,079	$-	$23,969
Gross profit	2,900	2,866	-	5,766
Gross profit %	17.2%	40.5%		24.1%

Nine months ended September 30, 2008:
Revenue	$68,636	$19,488	$(1,000)	$87,124
Gross profit	13,876	8,441	(9,616)	12,701
Gross profit %	20.2%	43.3%		14.6%

Nine months ended September 30, 2007:
Revenue	$62,595	$21,960	$-	$84,555
Gross profit	11,888	10,003	-	21,891
Gross profit %	19.0%	45.6%		25.9%

PDI, Inc.
Selected Balance Sheet Data
(in thousands)
	September 30,	December 31,
	2008	2007
	(unaudited)

Cash and short-term investments	$99,926	$106,985
Working capital	$97,348	$111,587
Total assets	$156,805	$179,554
Total liabilities	$33,236	$39,365
Total stockholders' equity	$123,569	$140,189

PDI, Inc.
Selected Cash Flow Data
(in thousands)
	September 30,	September 30,
	2008	2007
	(unaudited)	(unaudited)
Net loss	$(17,541)	$(8,455)
Non-cash items	$4,992	$5,827
Net change in assets and liabilities	$6,229	$6,020
Net cash (used in) provided by operations	$(6,320)	$3,392
Change in cash and short-term investments	$(7,059)	$2,521